Exhibit 23.8

CONSENT OF VICTOR FERNANDEZ-CROSA

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “Yuty Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report Paraguay, SA”, dated March 9, 2023, prepared by me, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) amended Annual Report on Form 10-K/A for the period ended July 31, 2022, filed with the SEC on April 3, 2023, incorporated by reference into the Company’s Annual Report on Form 10-K for the period ended July 31, 2023, filed with the SEC on September 29, 2023, as amended on April 2, 2024, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 12, 2024, and any amendments or supplements thereto.

/s/ Victor Fernandez-Crosa
Victor Fernandez-Crosa
Paraguay Manager for Uranium Energy Corp.

Date: July 12, 2024